Exhibit 8.1
LAW OFFICES
SILVER, FREEDMAN, TAFF & TIERNAN LLP
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

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WRITER’S DIRECT DIAL NUMBER
(202) 295-4503

August 29, 2014

Board of Directors
First Federal Savings and Loan Association of Port Angeles
105 West 8th Street
Port Angeles, Washington 98362

RE:
Federal Income Tax Opinion Relating To The Conversion Of First Federal Savings and Loan Association of Port Angeles, Port Angeles, Washington, From a State-Chartered Mutual Savings Bank To A State-Chartered Stock Savings Bank Under Section 368(a)(1)(E) or 368(a)(1)(F) of the Internal Revenue Code of 1986, As Amended

Gentlemen:

In accordance with your request set forth hereinbelow is the opinion of this firm relating to the federal income tax consequences of the conversion of First Federal Savings and Loan Association of Port Angeles, Port Angeles, Washington from a state-chartered mutual savings bank to a state-chartered stock savings bank pursuant to the provisions of Section 368(a)(1)(E) or Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion adopted by the Board of Directors of Mutual on May 22, 2012, as amended on November 20, 2012 (the “Plan”).

Based solely on the terms and conditions of the Plan, the accuracy of the factual statements and representations contained in a letter from First Federal to us of even date for purposes of our opinion and our analysis and examination of applicable federal income tax laws, rulings, regulations, and judicial precedents, we are of the opinion that:

(1)    The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(E) or Section 368(a)(1)(F) of the Code. Neither First Federal nor Converted Savings Bank will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B. 78). First Federal and Converted Savings Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

August 29, 2014

(2)    Converted Savings Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code).

(3)    No gain or loss will be recognized by Holding Company upon the receipt of money for Conversion Stock. (Section 1032(a) of the Code).

(4)    Except to the extent that Section 362(e) of the Code is applicable, the basis of First Federal's assets in the hands of Converted Savings Bank will be the same as the basis of those assets in the hands of First Federal immediately prior to the transaction. (Section 362(b) of the Code).

(5)    Converted Savings Bank's holding period of the assets of First Federal will include the period during which such assets were held by First Federal prior to the Conversion. (Section 1223(2) of the Code).

(6)    The creation of the liquidation account on the records of Converted Savings Bank will have no effect on First Federal's or Converted Savings Bank's taxable income, deductions, or additions to the reserve for bad debts.

(7)    No income will be recognized by Holding Company on the distribution of Subscription Rights unless the issuance of the Subscription Rights results in gain to recipients thereof. It is more likely than not that no income will be recognized by Holding Company on the distribution of Subscription Rights.

(8)    It is more likely than not that the fair market value of the Subscription Rights is zero. Thus, it is more likely than not that no gain will be recognized by Eligible Account Holders, Supplemental Account Holders or Other Members upon their receipt of Subscription Rights. Gain, if any, realized by the aforesaid account holders and Other Members will not exceed the fair market value of the Subscription Rights received. If gain is recognized by account holders and Other Members upon the distribution to them of Subscription Rights, the Holding Company could also recognize income on the distribution of Subscription Rights. No gain should be recognized by the recipients of Subscription Rights or Holding Company upon the exercise of Subscription Rights.

(9)    A depositor's basis in his deposit accounts of Converted Savings Bank will be the same as the basis of his deposit accounts in First Federal. (Section 1012 of the Code). The basis of the interest in the liquidation account of Converted Savings Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Mutual, which in this transaction we believe to have no fair market or economic value consistent with the conclusions reached by RP Financial, LC in its letter to you relating to the value of the liquidation account and Subscription Rights.

(10)    The basis of Conversion Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code).

August 29, 2014

(11)    A shareholder's holding period for Conversion Stock acquired through the exercise of the Subscription Rights should begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code). The holding period for the Conversion Stock purchased pursuant to the Direct Community Offering or Syndicated Community Offering will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

(12)    Regardless of any book entries that are made for the establishment of the liquidation account, the reorganization will not diminish the accumulated earnings and profits of First Federal available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code. Section 1.312-11(b) and (c) of the Regulations. Converted Savings Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Federal as of the date of Conversion.

(13)    The reasoning in support of our opinions in paragraph 7 and 8 is set forth hereinbelow. We understand that the Subscription Rights will be granted at no cost to recipients, will be legally non-transferable, will be of short duration, and will only entitle recipients to purchase Conversion Stock at fair market value, being the same price to be paid by the general public in the Direct Community Offering or Syndicated Community Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights in like transactions have any value. In addition, we are relying on a letter from RP Financial, LC to you stating its conclusion that the Subscriptions Rights do not have any economic or market value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, we believe it is more likely than not that the Subscription Rights have no value. More likely than not means there is a greater than fifty percent likelihood that our conclusion is correct.

The above opinions are effective to the extent that First Federal is solvent. Based upon our review of the financial statements of First Federal and related financial information provided to us by First Federal, we have concluded that First Federal is solvent as of the date hereof. No opinion is expressed about the tax treatment of the transaction if First Federal is not solvent, which determination is made at the end of the tax year in which the transaction is consummated.

August 29, 2014

We are furnishing this opinion in connection with the filing of Holding Company’s S-1 Registration Statement on Form S-1 and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Barry P. Taff, P.C.

SILVER, FREEDMAN, TAFF & TIERNAN LLP